Confidential

AGREEMENT AND RELEASE OF CLAIMS

This Agreement and Release of Claims (the “Agreement”) is entered into by and between Brian J. Dunn (the “Executive”) and Best Buy Co., Inc. (the “Company”). Collectively, the Executive and the Company are hereinafter referred to as the “Parties.”

WHEREAS, the Executive was recently employed at-will by the Company as its President and Chief Executive Officer;

WHEREAS, the Executive resigned his employment from the Company effective April 9, 2012;

WHEREAS, the Company hereby advises the Executive to review this Agreement with an attorney before signing this Agreement and the Executive is being provided with at least 21 days from the date he receives this Agreement to do so; and

WHEREAS, the Executive must sign and return this Agreement by June 4, 2012.

NOW THEREFORE, in consideration of the promises contained herein, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and the Executive agree as follows:

1.Resignation Date. The Executive's effective date of resignation from the Company was April 9, 2012 (the “Resignation Date”). As of the Resignation Date, all salary from the Company ceased and any benefits the Executive had as of the Resignation Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law, as described in this Agreement, or as vested under the Company's Retirement Savings Plan, the Company's Fifth Amended and Restated Deferred Compensation Plan, as amended, the employee stock purchase plan, and equity incentive plans. As of the Resignation Date, Executive has $106,742.33 of accrued and unpaid vacation, which shall be immediately paid to the Executive.

2.Description of Separation Benefits. In return for the Executive's timely execution and return, and nonrevocation, of this Agreement, and his compliance with the terms of this Agreement, including, but not limited to, the non-competition and non-solicitation provisions in Section 5 below, the Company agrees to provide the Executive with the following separation benefits:

(a)Severance Pay. The Company will pay to the Executive $2,850,000, to be paid (i) $100,000 within 10 business days after the Effective Date (as defined in Section 12 below), and (ii) $2,750,000 in bi-weekly installments in accordance with the Company's regular payroll practices (the “Severance Pay”) over the 36-month period following the Resignation Date; provided, however, that the Executive will cease to have any entitlement to, and will repay within 10 business days, any amounts paid with respect to the period after the Resignation Date if this agreement is revoked by the Executive as provided under Section 12 below.

(b)Fiscal Year 2012 Bonus. Based on criteria used to determine other similarly-situated employees' Fiscal Year 2012 Bonus, the Company has determined that the Executive will be eligible to receive $1,140,000 as the Fiscal Year 2012 Bonus. Such bonus will be paid to the Executive in one lump-sum payment within 10 business days following the Effective Date.

(c)Medical Insurance Continuation. The Company will pay all insurance premiums and take all such other actions as reasonably necessary for the Executive and his covered beneficiaries, if any, to continue receiving group health insurance from the Company for 36 months following the Resignation Date, which coverage will be substantially the same as that offered during such period to active senior executive level employees of the Company, provided that the coverage will cease if the Executive and his covered beneficiaries become eligible for coverage under a new employer's group health coverage that is at least substantially comparable to the Company's group health insurance and in such event the Company shall reimburse the Executive for the amounts that the Executive is required to pay for such new employer's group health coverage during the remaining 36 months following the Resignation Date. The Executive shall complete such forms and take such other actions as reasonably requested by the Company in order for the Company to provide the group health insurance coverage pursuant to this Section 2(c).

(d)Restricted Stock. The Executive's unvested restricted stock grants will continue to vest for 36 months following the Resignation Date and any unvested grants at the expiration of the 36-month period will vest immediately upon such expiration, and, in the case of accelerated vesting for a change of control, if any, subject to and as defined under the terms of the Company equity incentive plan under which such grants were made and the award agreements for such grants. The restricted stock grants to the Executive and the vesting dates prior to the end of such 36-month period are set forth on Schedule I attached hereto. The Executive understands and agrees that he must hold, and not sell, any and all vested restricted stock for at least one year from the applicable vesting date for such stock.

(e)Withholdings. All separation benefits will be paid less applicable taxes and withholdings.

3.Release of Claims. In consideration for the separation benefits, and other good and valuable consideration, the Executive on behalf of himself and his successors, assigns, and agents hereby fully, forever, irrevocably and unconditionally releases, remises and forever discharges the Company and its predecessors, successors, affiliates, subsidiaries, parent companies, and assigns, and all of its and their respective past and present agents, directors, officers, partners, stockholders, members, plan administrators, fiduciaries, insurers, attorneys and employees (collectively “Releasees”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), whether known or unknown, of every kind and nature that the Executive has ever had or now has against any or all of the Releasees arising prior to the date on which the Executive executes and delivers this Agreement to the Company, including, but not limited to, any and all claims arising out of or relating to the Executive's employment with and/or separation from the Company, including, but not limited to, all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information and Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Employee Retirement Income Security Act of 1974 (“ERISA”), 19 U.S.C. § 1001 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66 et seq., Minn. Stat. § 181.81 (Minnesota age discrimination law), Minn. Stat. § 181.931 et seq. (Minnesota whistleblower protection law), Minn. Stat. § 181.938 (Minnesota law prohibiting certain employer conduct), Minn. Stat. § 181.940 et seq. (Minnesota parental leave law), and Minn. Stat. § 181.92 (Minnesota adoption leave law), all as amended; and any claim or damage arising out of the Executive's employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above arising prior to the date on which the Executive executes and delivers this Agreement to the Company; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4.Post-Resignation Obligations. The Executive acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment. More specifically, the Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, “Confidential Information”) is and shall remain the exclusive property of the Company. Confidential Information includes, but is not limited to, inventions, processes, methods, techniques, formulas, compositions, projects, developments, plans, business plans, negotiations, research data, financial data, personnel data, customer data, computer programs, customer lists and contacts and knowledge of customers or prospective customers of the Company. The Executive agrees that he will not disclose any Confidential Information to any person or entity or use the same for any purpose, unless and until such Confidential Information has become public knowledge without breach of this provision by him. The Executive further agrees that his obligation not to disclose or use Confidential Information also extends to such Confidential Information belonging or pertaining to customers of the Company or other third parties who may have disclosed or entrusted the same to the Company and/or the Executive.

5.Noncompetition and Nonsolicitation.

(a)For a period of 36 months following the Resignation Date, the Executive will not directly or indirectly:

(i)Engage or assist others in engaging in any business or enterprise that develops, manufactures, sells, or services consumer electronics, computers and related equipment, whether in brick and mortar stores, online or offline, including, but not limited to, the following and their respective affiliates and subsidiaries: Dell, Sony, Samsung, Hewlett-Packard, Gateway, Newegg, Amazon.com, Radio Shack/Tandy, Sears, Target, Wal-Mart, Brookstone, Sharper Image, Buy.com, Cingular, Ebay, H.H. Gregg, Home Depot, Lowes, Apple, Costco, GameStop, Barnes & Noble, Staples, Office Max, Office Depot, Verizon, AT&T, Sprint or T-Mobile or any other retailer or vendor that is competing directly or indirectly with the

Company in the provision of consumer electronics products and services; provided, however, that the Executive may be a passive holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company as long as the Executive is not otherwise engaged in that company's business; or

(ii)Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company that were contacted, solicited or served by the Company during the 12-month period prior to the end of the Executive's employment with the Company; or

(iii)Either alone or in association with others (x) solicit, induce or attempt to solicit or induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (y) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Executive's employment with the Company; provided, that this clause (y) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(b)Remedies.

(i)The Executive agrees that the restrictions set forth in Sections 4, 5, and 9 of this Agreement are fair and reasonable, and are reasonably required for the protection of the Company. The Executive further agrees that, since it would be difficult to measure precisely the damage caused the Company by a breach of these Sections, if the Executive has materially violated or is materially violating any or all of these Sections, the Company shall have the right to immediately cease payment of any future Severance Pay to which the Executive would otherwise be entitled under Section 2, and the provisions of Section 5(b)(ii) shall apply to his equity compensation; provided that, if the arbitrator under Section 15 determines that there was no such breach, the Company shall pay all Severance Pay that is owing to the Executive with interest at the rate of 3% from the date on which such payment was due. The Executive will also be obligated to repay any Severance Pay previously paid to him within 10 business days of the determination by the arbitrator under Section 15 that the Executive materially violated such provisions. The Executive agrees that, if the Company ceases to continue to pay him the Severance Pay under the circumstances described herein and/or he is required to repay to the Company any of the amounts described in this Section 5(b), the enforceability of Sections 3-5 and 9 of this Agreement will not be affected. The remedies under this Section 5(b) are in addition to any other remedies that the Company may have available in law or equity. The Executive also agrees that, in the event of any material breach or threatened material breach of Sections 4, 5, and/or 9 of this Agreement by him, the Company, in addition to such other remedies that may be available, shall have the right to obtain specific performance and injunctive relief without posting a bond. The Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

(ii)If the arbitrator under Section 15 determines that the Executive has materially breached any restrictions set forth in Sections 4, 5, and 9 of this Agreement, the Company may, in its sole discretion, impose any or all of the following consequences on the Executive, with any questions as to valuation of the following forms of compensation to also be within the sole discretion of the Company:

(1)no further vesting of restricted stock or other outstanding equity compensation will occur;

(2)any then outstanding exercisable equity compensation, whether vested or not, will immediately expire and be forfeited without payment by the Company;

(3)as to any portions of any stock options exercised after the Resignation Date, the Executive will make prompt payment to the Company of any Option Gain on such portions. For purposes of this Agreement, the “Option Gain” per share the Executive received on exercise of an option is an amount equal to (i) the spread between the closing price on the date of exercise and the exercise price he paid, minus (ii) the federal and Minnesota state income tax rate applicable to the ordinary income realized by the Executive upon such option exercise; and

(4)payment or transfer to the Company of any Stock Gain from restricted stock vesting after the Resignation Date, where the “Stock Gain” for purposes of this Agreement is an amount equal to (i) the value of the applicable shares at the date they were vested or distributed after the Resignation Date, minus (ii) the federal and Minnesota state income tax rate applicable to the ordinary income realized by the Executive upon such vesting or distribution.

Payment is due with respect to Section 5(b)(ii) in cash or cash equivalents within 10 business days after the arbitrator under Section 15 determines that the Executive has materially breached the restrictions set forth in Sections 4, 5, and 9 of this Agreement. Payment will be calculated on a net after tax basis, with reduction for federal and Minnesota state income taxes.

The Company may, but is not required to, accept a retransfer of Company stock in lieu of some or all of the payment, the value of which stock shall be determined based on the fair market value of such shares on the date of the retransfer, and if the Company refuses to accept Company stock, then the restrictions under the last sentence in Section 2(d) shall no longer apply.
(c)Enforcement. If any restriction set forth in Section 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)Extension. If the Executive violates any provision of this Section 5, the Executive shall continue to be held by the restrictions set forth in this Section 5 until a period equal to the period of restriction has expired without any violation of any such provisions.

6.Indemnification. The Company agrees that the Executive is not releasing any claims he may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliates, or under any indemnification agreement with the Company or under any insurance policy providing directors' and officers' coverage for any lawsuit or claim relating to the period when the Executive was a director or officer of the Company or any affiliate; provided, however, that (a) the Company's execution of this Agreement is not a concession or guaranty that the Executive has any such rights to indemnification, (b) this Agreement does not create any additional rights to indemnification, and (c) the Company and its affiliates retain any defenses they may have to such indemnification or coverage.

7.Return of Company Property. The Executive confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company confidential and proprietary information and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including, but not limited to, those which he developed or helped to develop during his employment, and has deleted from his personal computer, devices and equipment any Company confidential and proprietary information and any other Company-owned property in his possession or control. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

8.Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him., except for business expenses not yet submitted not to exceed $2,500. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation, including wages, bonuses, and severance, is owed to him, except as otherwise provided in the Agreement or by payment under any deferred compensation plan in which he participated (to be made in accordance with such plan's terms).

9.Confidentiality of Agreement. The Executive understands and agrees that the circumstances surrounding his resignation from the Company, and the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by him, his family members, and his agents and representatives; provided, however, that the Executive must inform individuals, agents and representatives of, and obtain their written agreement to be bound by, this confidentiality provision (except that he is not required to obtain a written agreement from his attorneys and family members as long as he instructs them to comply). The obligation of confidentiality includes, but is not limited to, his and their making no public statement or communication in response to or in respect of any Company report regarding his employment with or departure from the Company. The Company will permit him to respond to the Board with any concerns about the accuracy of the report but the Board determines whether to make any changes or response. Notwithstanding the above, the Executive may disclose the information described in this Section 9, and in Section 4 of this Agreement, as may be required by law, pursuant to a court order, a subpoena, or a government or administrative investigation; provided, however, the Executive shall immediately notify the Company of his intention to make such disclosure, and comply with the notice requirements below.

The Executive, his agents and/or representatives, including, but not limited to, counsel, if served with a subpoena, discovery request or other similar legal instrument that could result in the disclosure of information described in this Section 9, and/or in Section 4 of this Agreement, shall within seven days of the receipt thereof, notify the Company, unless seven days notice would not permit sufficient time in which to allow the Company to assert any interest in prohibiting disclosure, in which case the Executive will give notice to the Company as soon as possible, but in any event, before disclosure.

Notice shall be given to the Company as follows:

If notice to the Company:
Keith Nelsen
Executive Vice President, General Counsel
Best Buy Co. Inc.
7601 Penn Ave S.
Richfield, MN  55423

10.Resignation from Positions. As of the Resignation Date, the Executive shall no longer hold any offices and/or Board of Director's or other positions with the Company or any of the Company's subsidiaries or affiliates. The Executive shall promptly execute any document that the Company reasonably determines is necessary to effectuate his resignation as a director or from any other office or position from the Company.

11.Nature of Agreement. The Executive understands and agrees that this Agreement is a settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.Acknowledgements. The Executive acknowledges that he has been given at least 21 days to consider this Agreement and that the Company has advised him in writing to consult with an attorney of his own choosing prior to signing this Agreement. The Executive also acknowledges that he has consulted with an attorney of his own choosing prior to signing this Agreement. The Executive understands that if he signs this Agreement, he may change his mind and revoke his agreement during the 15-day period after he has signed it. For the Executive's revocation to be effective, the revocation must be in writing and delivered to the Company either by hand or mail within the 15-day revocation period. If the Executive chooses to deliver his revocation by mail, the revocation must be (a) postmarked within the 15-day revocation period; (b) properly addressed to Keith Nelsen at the address provided above; and (c) sent by certified mail return receipt requested. If the Executive does not so revoke this Agreement, this Agreement will become a binding agreement between the Executive and the Company upon the expiration of the 15-day revocation period (the “Effective Date”). The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, through the date of signature and that he has received consideration beyond that to which he was previously entitled.

13.Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to discuss fully and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein and therein, freely and voluntarily assents to all of the terms and conditions hereof and thereof, and signs his name of his own free act.

14.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Notwithstanding the foregoing, if the Executive's release and waiver pursuant to Section 3 of this Agreement is found to be unenforceable, the Executive agrees that he will either sign a valid release and waiver of claims in favor of the Releasees, as drafted by the Company, or promptly return the separation benefits he received.

15.Governing Law and Arbitration. This Agreement shall be interpreted and construed by the laws of the State of Minnesota, without regard to conflict of laws provisions. The Parties agree that any controversy or claim arising out of or relating to this Agreement or breach thereof, or otherwise arising out of or relating to the Executive's employment, compensation and benefits with the Company or the termination thereof, including any claim for discrimination under any local, state or federal employment discrimination law, and including the arbitrability of the dispute itself, shall be settled by one arbitrator in accordance with arbitration conducted pursuant to the Employment Arbitration Rules of the American Arbitration Association in effect at the time the arbitration demand is filed or such other rules as may be mutually agreed to by the Parties. The arbitrator shall be an Article III retired judge mutually acceptable to the Parties, or if the Parties fail to agree on an arbitrator, such Article III retired judge as is designated by the Chief Judge for the District of Minnesota upon the request of either of the Parties. The place of arbitration under this Section 15 shall be in Minneapolis, Minnesota. Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be waived, and thereafter no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The decision of the arbitrator shall be final and binding on the Parties, and judgment may be entered upon the award rendered by the arbitrator in any court having jurisdiction thereof. Claims for workers' compensation or unemployment compensation benefits are not covered by this Section 15. Also not covered by this Section 15 are claims by the Company or the Executive for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to Sections 4 and 5 herein. Each Party shall bear his or its own expenses in connection with any arbitration proceeding hereunder. Both the Company and the Executive expressly waive any right that either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive's employment with and/or separation from the Company.

16.Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. In the event of the death of the Executive, the severance benefits under Section 2 shall be paid to the estate or beneficiary of the Executive. Neither the death nor disability of the Executive shall relieve the Company of its obligations under this Agreement. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17.Cooperation. During the 36 months immediately following the Resignation Date, the Executive agrees to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party and with respect to which the Executive has personal knowledge in his capacity as an officer of the Company. The Executive also agrees that his reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company's counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, the Executive agrees to notify the General Counsel of the Company if he is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within five business days of the time the Executive receives the request for assistance, testimony or information. If the Executive is not legally permitted to provide such notice, he agrees that he shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 17. The Company agrees to reimburse the Executive for his reasonable out of pocket costs in providing cooperation under this Section 17, including travel expenses, meals and lodging.

18.Tax Provision. In connection with the separation benefits provided to the Executive pursuant to this Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such separation benefits under applicable law. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the separation benefits set forth above. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

19.Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.Entire Agreement. This Agreement contains and constitutes the complete agreement between the Parties hereto with respect to the Executive's employment with and separation from the Company and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, including, but not limited to, the Best Buy Severance Plan effective June 23, 2010.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the dates indicated below.

Dated:	May 12, 2012	/s/ Brian J. Dunn
Brian J. Dunn

Best Buy Co., Inc.

Dated:	May 12, 2012	/s/ Carol Surface
By: Carol Surface
Title: EVP, Human Capital

Schedule I

Restricted Stock Grants

Date of	Number	Vesting
Grant	of Shares	Schedule

4/6/2011	110,000	Cliff vesting on 4/6/2014
6/20/2011	7,292	25% per year on and after anniversary of date of grant
9/21/2011	7,292	Same
2/1/2012	7,292	Same